   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2001
                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------

                              IDENTIX INCORPORATED

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                          94-2842496
 (State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

          100 COOPER COURT, LOS GATOS, CALIFORNIA 95032, (408) 335-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK S. MOLINA
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              IDENTIX INCORPORATED
                                100 COOPER COURT,
                   LOS GATOS, CALIFORNIA 95032, (408) 335-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       ----------------------------------

                                   Copies to:

                                RICHARD A. PEERS
                                 MARINA REMENNIK
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                              275 MIDDLEFIELD ROAD
                          MENLO PARK, CALIFORNIA 94025
                            TELEPHONE: (650) 324-7000
                            FACSIMILE: (650) 324-0638

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[ ] _____________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ___________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================

                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM
    TITLE OF SECURITIES           AMOUNT TO BE     OFFERING PRICE           AGGREGATE                AMOUNT OF
      TO BE REGISTERED            REGISTERED(1)      PER SHARE(2)        OFFERING PRICE(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value       7,390,000           $7.96                $58,824,400              $14,059.03
==================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on November 29, 2001.

                              --------------------


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED December 4, 2001
PROSPECTUS

--------------------------------------------------------------------------------

                              IDENTIX INCORPORATED

                        7,390,000 Shares of Common Stock

                    ----------------------------------------

        The stockholders of Identix identified on page 10 may offer and sell the shares covered by this prospectus from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Identix will pay the expenses of registration of the sale of the shares.

        Our common stock trades on the Nasdaq National Market under the symbol "IDNX". On November 30, 2001, the last reported sale price of our common stock on Nasdaq was $8.40 per share.

        BEGINNING ON PAGE 3, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

        For a description of the method of distribution of the resale shares, see page 11 of this prospectus.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE REGULATORY AUTHORITIES HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

              The Date of this Prospectus is ________________, 2001

                                BUSINESS OVERVIEW

        We provide authentication security platforms and solutions for commercial and government marketplaces. We offer hardware, software and consulting services to protect information, control access, and maintain privacy and trust. A world leader in biometric technology, we believe we have more fingerprint biometric installations worldwide than any other company. Our products and services are classified into three groups: (i) biometric security ("Security") solutions that verify the identity of an individual through the unique physical biological characteristics of a fingerprint including itrust(TM), our Security software solution that integrates authentication, access rights and administration as a managed network security service to safeguard information sharing and data transfer on open wired and wireless networks; (ii) biometric imaging ("Imaging") solutions that electronically capture forensic quality fingerprint images that can be transmitted to Automated Fingerprint Identification Systems ("AFIS"); and (iii) information technology, engineering and consulting services, including the installation and integration of Identix products primarily to public sector agencies. Our solutions employ industry leading optical fingerprint capture technologies, proprietary algorithms and customizable application software suites. Identix' technologies and intellectual property enable it to produce Security and Imaging solutions for commercial, federal, state and local government customers worldwide. We provide public sector services through Identix Public Sector, Inc. ("IPS"), our wholly owned subsidiary (formerly ANADAC, Inc.). We also formed a joint venture, Sylvan/Identix Fingerprinting Centers, LLC (" SIFC"), in September 1997 with Sylvan Learning Systems, Inc. ("Sylvan"), for the purpose of providing fingerprinting services for a variety of civilian applications.

                                  RISK FACTORS

You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make in this prospectus.

OUR BUSINESS WILL NOT GROW UNLESS THE MARKET FOR BIOMETRIC SOLUTIONS EXPANDS BOTH DOMESTICALLY AND INTERNATIONALLY.

Our product revenues and a portion of our service revenues are derived from the sale of biometric products and service. Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors including without limitation:

        - the cost, performance and reliability of our products and services and the products and services of competitors;

        - customers' perception of the perceived benefit of biometric solutions;

        - public perceptions of the intrusiveness of these solutions and the manner in which firms are using the fingerprint information collected;

        - public perceptions regarding the confidentiality of private information;

        -   customers' satisfaction with our products and services; and

        - marketing efforts and publicity regarding these products and services.

Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. Even if biometric markets develop, our products and services may not gain wide market acceptance. Even if biometric solutions gain wide market acceptance, our products and services may not adequately address the market requirements.

WE FACE INTENSE COMPETITION FROM OTHER BIOMETRIC SOLUTION PROVIDERS AS WELL AS IDENTIFICATION AND SECURITY SYSTEMS PROVIDERS.

A significant number of established and startup companies have developed or are developing and marketing software and hardware for fingerprint biometric security applications that currently compete or will compete directly with those products designed, developed and sold under our Security line of products. Some of these companies have developed or are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices. Other companies have developed or are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, voice and facial structure. If one or more of these technologies or approaches were widely adopted, it would significantly reduce the potential market for our products. Our Security products also compete with non-biometric technologies such as certificate authorities, and traditional key, card, surveillance systems and passwords. Many competitors offering products that are competitive with our Security products and services have significantly more cash and resources than we do. The biometric security market is a rapidly evolving and intensely competitive market, and we believe that additional competitors may yet enter the market and become significant long-term competitors.

The products designed, developed and sold under our Imaging line of products face intense competition from a number of competitors who are actively engaged in developing and marketing livescan products, including Visionics Corporation Heinemann Biometric Systems GmbH and CrossMatch Technologies, Inc.

We expect competition to increase and intensify in the near term in both our Security and Imaging markets. Companies competing with us may introduce products that are competitively priced, that have increased performance or functionality or that incorporate technological advances not yet developed or implemented by us. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than ours.

In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations, financial results and stock price.

WE MAY NEED TO RAISE ADDITIONAL EQUITY OR DEBT FINANCING IN THE FUTURE.

While we believe that cash flows from operations, together with existing working capital and available lines of credit, may be adequate to fund our current cash requirements, we may need to raise additional debt or equity financing in the future. We may not be able to obtain additional debt or equity financing. If successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms in the future could have a material adverse impact on our financial performance and stock price and require us to implement certain cost reduction initiatives and curtail certain of our operations.

THE ELIGIBILITY OF SHARES FOR RESALE MAY SUBSTANTIALLY DILUTE OUR COMMON STOCK AND PLACE SIGNIFICANT DOWNWARD PRESSURE ON ITS TRADING PRICE.

Sales of a substantial amount of our common stock under this prospectus could adversely affect the prevailing market price of our common stock. Moreover, the perceived risk of dilution may cause our existing stockholders and other holders to sell their shares of stock, which would contribute to a decrease in our stock price. Sale of the shares offered under this prospectus, and the potential for such sales, could cause our stock price to decline and impair our ability to raise additional capital through the sale of our equity securities.

FUTURE GROWTH DEPENDS IN PART ON THE SUCCESS OF ITRUST, A RELATIVELY NEW BUSINESS ACTIVITY WITH LITTLE OPERATING HISTORY.

Our future growth may depend on the success of itrust, which was formed in July 2000 and has a limited operating history. itrust's success will depend on many factors, including, but not limited to:

        - our ability to form additional collaborative partnerships that will contribute technical and commercial value to itrust and contribute to the division's growth;

        -   the demand for our Security products and itrust services;

        - our ability to successfully and rapidly manufacture, disseminate and deploy biometric enabled products and itrust services;

        - the ability and willingness of our collaborative partners to successfully and rapidly promote, manufacture, disseminate and deploy biometric enabled products and itrust services;

        - the levels of competition in the space for Internet and Wireless Web security services;

        - the perceived need for secure communications and commerce in such markets;

        -   our ability to successfully introduce new products and services; and

        - our ability to expand its operations and attract integrate, retain and motivate qualified sales, marketing, and research and development personnel.

A significant number of established and startup companies have developed or are developing and marketing security and/or authentication solutions that currently compete or will compete directly with itrust's solutions. Some of these companies have significantly more cash and resources than we do, and may currently offer a broader or more robust range of solutions than those currently available through the itrust offering. The wired and wireless security and authentication marketplace is a rapidly evolving and intensely competitive market and we believe that additional competitors may yet enter the market and become significant long-term competitors.

We have experienced net losses in the last two fiscal years and expect additional losses in the future. itrust is not expected to contribute significant revenues in the foreseeable future. At the same time, however, we will incur significant costs in the design, development, manufacture, sale and deployment of itrust products and services and in the execution of itrust's business plan. In part because of the significant investment we will make in itrust, we expect to incur substantial additional losses in the foreseeable future.

IN OUR SERVICES BUSINESS, WE FACE SUBSTANTIAL COMPETITION FROM PROFESSIONAL SERVICE PROVIDERS OF ALL SIZES IN THE GOVERNMENT MARKETPLACE.

IPS is increasingly being required to bid on firm fixed price and similar contracts that result in greater performance risk to IPS. If IPS is not able to maintain a competitive cost structure, support specialized market niches, retain highly qualified personnel or align with technology leaders, we may lose our ability to compete successfully in the services business.

THE BIOMETRICS INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, WHICH COULD RENDER EXISTING PRODUCTS OBSOLETE.

Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the marketplace. Delays in introducing new products and services and its enhancements or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases and of our products and services and purchase those of our competitors.

Our financial and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors. Our financial and operating results may fluctuate from quarter to quarter because of the following reasons:

        -   downturns in the US, North American or international economies;

        -   reduced demand for products and services caused by competitors;

        - price reductions, new competitors, or the introduction of enhanced products or services from new or existing competitors;

        - reduced pricing and/or increased spending in response to competition or new market opportunities;

        - changes in the mix of products and services we or our distributors sell;

        - cancellations, delays or contract amendments by government agency customers;

        -   the lack of availability of government funds;

        -   litigation costs;

        -   expenses related to acquisitions;

        -   other one-time financial charges;

        -   the lack of availability or increase in cost of key components; and

        - the inability to successfully manufacture in volume certain of our products that may contain complex designs and components.

Additionally, certain of our Imaging products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, we fail to receive an order, a negative impact on our financial results and stock price could result.

It is difficult to predict accurately the sales cycle of any large order for any of our products. If we do not ship one or more large orders as forecast for a fiscal quarter, our total revenues and operating results for that quarter could be materially and adversely affected.

Further, the lead-time for ordering parts and materials and building our Security or Imaging products can be many months. As a result, we must order parts and materials and build our products based on forecasted demand. If demand for our products lags significantly behind our forecasts, we may produce more products than we can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

WE DERIVE A MAJORITY OF OUR SERVICES REVENUE FROM GOVERNMENT CONTRACTS, WHICH ARE OFTEN NON-

STANDARD, INVOLVE COMPETITIVE BIDDING AND MAY BE SUBJECT TO CANCELLATION WITHOUT PENALTY.

Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, our prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. There is a risk that we may not be awarded any of the contracts for which we bid or, if awarded, that substantial delays or cancellations of purchases may follow as a result of protests initiated by losing bidders. In addition, local government agency contracts may be contingent upon availability of matching funds from federal or state entities.

For the quarter ended September 30, 2001, we derived approximately 88% of our services revenue directly from contracts relating to the Department of Defense and other U.S. Government agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on our financial results and stock price.

For the year ended June 30, 2001, and the quarter ended September 30, 2001, we derived approximately 94% and 90%, respectively, of our services revenue from time-and-materials contracts and firm-fixed-price contracts. We assume certain performance risk on these contracts. If we fail to estimate accurately ultimate costs or to control costs during performance of the work, our profit margins may be reduced and we may suffer losses. In addition, revenues generated from government contracts are subject to audit and subsequent adjustment by negotiation with representatives of the government agencies. The Defense Contract Audit Agency is currently auditing IPS for the periods from July 1, 1997 to June 30, 2000. While we believe that the results of such audit will have no material effect on our profits, if made, such adjustments may have a material adverse effect on our business, financial condition and results of operations.

WE RELY IN PART UPON OEM AND DISTRIBUTION PARTNERS TO DISTRIBUTE OUR PRODUCTS, AND WE MAY BE ADVERSELY AFFECTED IF THOSE PARTIES DO NOT ACTIVELY PROMOTE OUR PRODUCTS OR PURSUE INSTALLATIONS THAT USE OUR EQUIPMENT.

A significant portion of our product revenues comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some, but not all, of these relationships are formalized in written agreements. Even where these relationships are formalized in written agreements, the agreements are often terminable with little or no notice and subject to periodic amendment. We cannot control the amount and timing of resources that our partners devote to activities on our behalf.

We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

WE RELY HEAVILY ON PRODUCTS AND SERVICES PROVIDED BY INTERNATIONAL TECHNOLOGY CONCEPTS, INC. ("IT CONCEPTS").

Both our Imaging and Security divisions purchase certain complete biometric security and imaging products, components of products and research, development and engineering services related to the development of products from IT Concepts. itrust is also working with IT Concepts for the development of certain of itrust's solutions. In turn IT Concepts subcontracts portions of its development work to an affiliate in Russia and brings in a portion of its engineering and personnel resources from Russia under applicable immigration laws. In recent years competition for a limited number of available visas for foreign high-technology workers and/or consultants has intensified as more U.S. companies have chosen to look abroad for supplemental research, development and engineering resources. If we were to lose IT Concepts as a supplier of products and engineering services, or if IT Concepts were prohibited or restricted from bringing in a portion of its engineering requirements or resources, because of lack of availability of applicable immigration visas or otherwise, we would be required to find alternative suppliers of products and services or hire additional engineering personnel to provide the services. This could require us to incur significant additional research and development costs and delay shipment of products to customers and the development of new technology and products. There is a risk that we would not be able to find such personnel or suppliers at a reasonable cost, or at all. Any delay in product development or shipment could have a material adverse effect on our business, operations, financial results and stock price.

LOSS OF SOLE OR LIMITED SOURCE SUPPLIERS MAY RESULT IN DELAYS OR ADDITIONAL EXPENSES.

We obtain certain components and complete products from a single source or a limited group of suppliers. We do not have long-term agreements with any of our suppliers. We will experience significant delays in manufacturing and shipping of products to customers if we lose these sources or if supplies from these sources are delayed.

As a result, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on our financial results and stock price.

THE SUCCESS OF OUR STRATEGIC PLAN TO PURSUE SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO CONDITIONS IN SUCH MARKETS.

For the year ended June 30, 2001, and the quarter ended September 30, 2001, we derived approximately 11% and 6%, respectively, of our product revenues from international sales. We currently have a local presence in the United Kingdom. There is a risk that we may not be able to successfully market, sell and deliver our products in foreign countries, or successfully rely on supplemental offshore research and development resources.

Risks inherent in marketing, selling and delivering products in foreign and international markets, include those associated with:

        -   regional economic conditions;

        - delays in or prohibitions on exporting products resulting from export restrictions for certain products and technologies, including "crime control" products and encryption technology;

        - loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

        -   fluctuations in foreign currencies and the U.S. dollar;

        - loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

        -   the overlap of different tax structures;

        -   seasonal reductions in business activity;

        -   risks of increases in taxes and other government fees; and

        -   involuntary renegotiations of contracts with foreign governments.

In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

ONE STOCKHOLDER OWNS A SIGNIFICANT PORTION OF OUR STOCK AND MAY DELAY OR PREVENT A CHANGE IN CONTROL OR ADVERSELY AFFECT THE STOCK PRICE THROUGH SALES IN THE OPEN MARKET.

As of September 30, 2001, State of Wisconsin Investment Board owned approximately 16% of the Company's outstanding common stock. The concentration of large percentages of ownership in any single shareholder may delay or prevent change in control of the Company. Additionally, the sale of a significant number of our shares in the open market by a single shareholder or otherwise could adversely affect our stock price.

OUR PRODUCTS AND CERTAIN OF OUR SERVICES ARE COMPLEX, MAY CONTAIN UNDETECTED OR UNRESOLVED DEFECTS WHEN SOLD OR MAY NOT MEET CUSTOMER'S PERFORMANCE CRITERIA, AND MAY BE DIFFICULT TO SUCCESSFULLY MANUFACTURE IN VOLUME.

Performance failure in our products or certain of our services may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of our fingerprint readers may make the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurred in products or services (such as itrust services ) that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

If a product or service launch is delayed or is the subject of an availability shortage because of problems with our ability to manufacture or assemble the product or service successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, we may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects. There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims.

FAILURE BY US TO MAINTAIN THE PROPRIETARY NATURE OF OUR TECHNOLOGY, PRODUCTS AND MANUFACTURING PROCESSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND STOCK PRICE AND ON OUR ABILITY TO COMPETE EFFECTIVELY.

We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted thereunder will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price.

There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all.

We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be costly and divert management's attention. An adverse outcome in any litigation may have a severe negative impact on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost to the Company and limitations on the scope or validity of our patents or trademarks.

We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

IF WE FAIL TO ADEQUATELY MANAGE THE SIZE OF OUR BUSINESS, IT COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR FINANCIAL RESULTS OR STOCK PRICE.

We believe that in order to be successful we must appropriately manage the size of our business. This may mean reducing costs and overhead in difficult economic periods, and selectively growing in periods of economic expansion. In addition, we will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant reductions or growth effectively.

WE MAY ENCOUNTER DIFFICULTIES IN ACQUIRING AND EFFECTIVELY INTEGRATING COMPLEMENTARY ASSETS AND BUSINESSES.

As part of our business strategy, we may acquire assets and businesses principally relating to or complementary to our current operations. We acquired Identicator Technology, Inc. ("Identicator Technology") in fiscal 1999, one company in fiscal 1998 and two companies in fiscal 1996. These and any other acquisitions by Identix are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

        -   exposure to unknown liabilities of acquired companies;

        -   higher than anticipated acquisition costs and expenses;

        - effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition;

        - the difficulty and expense of assimilating the operations and personnel of the companies;

        -   disruption of our ongoing business;

        -   diversion of management time and attention;

        - failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

        - the maintenance of uniform standards, controls, procedures and policies;

        - loss of key employees and customers as a result of changes in management;

        -   the incurrence of amortization expenses; and

        -   possible dilution to our stockholders.

In addition, geographic distances may make integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

LOSS OF CURRENT SENIOR EXECUTIVES AND KEY TECHNICAL PERSONNEL WOULD ADVERSELY AFFECT OUR BUSINESS.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive. We are dependent on the services of certain key personnel, including the following:

Robert McCashin, Chairman of the Board and Chief Executive Officer, has nearly 30 years of domestic and international leadership experience and plays a key role in directing the Company, its Board of Directors and its senior management team.

James P. Scullion, President and Chief Operating Officer, and Daniel F. Maase, Vice President and Chief Technical Officer, Imaging, have a combined total of 24 years experience with Identix and have a substantial amount of acquired knowledge regarding Identix and the biometrics industry generally. Mr. Scullion plays a major role in the development and execution of our strategic plan.

Grant Evans, Executive Vice President Strategy and Business Development, has a central role in our business development ventures and itrust.

Yuri Khidekel, Vice President and Chief Software Technology Officer, Security, and Yury Shapiro, Vice President and Chief Hardware Technology Officer, Security, serve as key researchers and developers and manage the biometric security research and development activities of IT Concepts, a key product and service provider to the Company.

If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the Silicon Valley where we principally operate. The loss of the services of any key engineering, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

OUR BUSINESS OPERATIONS MAY BE ADVERSELY AFFECTED IN THE EVENT OF AN EARTHQUAKE.

Our corporate headquarters and most of our research and development operations are located in Silicon Valley in Northern California, a region known for dramatic seismic activity. An earthquake or other significant natural disaster could have a material adverse impact on our business, financial condition, operating results and stock price.

                           FORWARD-LOOKING INFORMATION

         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Identix) may be found.

         This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding Identix and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

         You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus, which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

         SEC Filing                                         Period/Filing Date
         ----------                                         ------------------
Annual Report on Form 10-K                        Year ended June 30, 2001

Quarterly Report on Form 10-Q                     Quarter ended September 30, 2001

Description of Common Stock contained in          December 4, 1992, as amended on December 24, 1992
Registration Statement on Form 8-A

You may request a copy of these documents, at no cost, by calling (408) 335-1400 or writing to:

     Identix Incorporated
     100 Cooper Court
     Los Gatos, CA 95032
     Attention: Investor Relations Department

                              SELLING STOCKHOLDERS

        We are registering for resale shares of our common stock held by the stockholders identified below. The stockholders acquired the resale shares in a private placement transaction from us. We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of November 30, 2001 and the number of shares that may be offered pursuant to this prospectus.

        This table is prepared based on information supplied to us by the selling stockholders, Schedules 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The number of shares beneficially owned by each selling stockholder is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

        We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.

        The applicable percentages of ownership listed below are based on 44,303,000 shares of common stock outstanding as of November 30, 2001 and assume the sale and issuance of 7,390,000 shares of Common Stock pursuant to the Common Stock Purchase Agreement dated November 30, 2001 through which the selling stockholders acquired the shares that may be offered pursuant to this prospectus.

                                                        COMMON STOCK              COMMON STOCK           COMMON STOCK
                                                     BENEFICIALLY OWNED               TO BE           BENEFICIALLY OWNED
                                                     PRIOR TO OFFERING               OFFERED           AFTER OFFERING(1)
                                                     ------------------           ------------        ------------------
               HOLDER                             NUMBER            PERCENT                          NUMBER         PERCENT
               ------                             ------            -------                          ------         -------
Accounts advised by
Gardner Lewis Asset Management(2)                 2,632,600          6.08%        2,500,000           192,600             *
  285 Wilmington - West Chester Pike
  Chadds Ford, PA 19317

Funds managed by
Mazama Capital Management Inc(3)                  1,451,300          3.28%        1,390,000            61,300             *
  One Southwest Columbia, Suite 1860
  Portland, OR 97258

Funds managed by
SAFECO Asset Management Company(4)                2,000,000          4.51%        2,000,000                 0             0
  601 Union Street, Suite 2500
  Seattle, WA 98101

Belmont Park Investments Inc.                       500,000          1.13%          500,000                 0             0
  P.O. Box 972
  Roadtown, Tortola, British Virgin Islands

The State of Wisconsin Investment Board           7,439,700         16.79%        1,000,000         6,439,700         14.54%
  121 East Wilson Street
  Madison, WI 53702
                                                 -----------        -----         ---------         ---------         -----
TOTALS                                           14,023,600         31.65%        7,390,000         6,693,600         15.11%


------

 *  Less than 1%

(1) Assumes all the shares registered hereof are sold by the selling stockholders.

(2) Represents shares of our common stock held for the benefit of accounts under management. However, the Selling Stockholder has voting and dispositive power with regard to such shares of common stock.

(3) Includes 525,000 shares beneficially owned by SEI Institutional Managed Trust Small Cap Growth Fund, advised by Mazama Capital Management and 865,000 shares of our common stock held for the benefit of accounts under management. However, the Selling Stockholder has voting and dispositive power with regard to such shares of common stock.

(4) Includes 140,000 shares beneficially owned by SAFECO 401(k) Savings Plan, 646,000 shares beneficially owned by SAFECO Resource Shares Trust - Growth Opportunities Portfolio, and 1,214,000 shares beneficially owned by SAFECO Common Stock Trust - Growth Opportunities Fund.

                              PLAN OF DISTRIBUTION

The selling stockholders may sell the resale shares from time to time in one or more transactions at:

        -   fixed prices;

        -   market prices at the time of sale;

        -   varying prices determined at the time of sale; or

        -   negotiated prices.


        The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

        - a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

        - a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

        - an exchange distribution in accordance with the rules of the exchange;

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

        -   privately negotiated transactions; and

        - a combination of any of the above transactions, or by any other legally-available means.


        We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement, if any, will disclose:

-    the name of the selling stockholder and the participating broker-dealer;

-    the number of shares involved;

-    the price at which the shares were sold;

- the commissions paid or discounts or concessions allowed to the broker-dealer;

- that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

-    other facts material to the transaction.

        In addition, if a selling stockholder notifies us that a donee or pledgee of the selling stockholder intends to sell more than 500 shares, we will file a supplement to this prospectus. In addition, if a selling stockholder notifies us of any material change with respect to the plan of distribution of the resale shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

        Broker-dealers or agents may receive compensation from selling stockholders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer's compensation will be negotiated in connection with the sale and may exceed the broker-dealer's customary commissions. Broker-dealers, agents or the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We will pay all costs, expenses and fees associated with the registration of the resale shares. The selling stockholders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of Identix consists of 100,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK. As of November 30, 2001 there were approximately 36,913,000 shares of our common stock outstanding held by approximately 1,152 stockholders of record. Our common stock is listed on the Nasdaq National Market under the symbol IDNX. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. Subject to any preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of dividends. In the event of any dissolution, liquidation of winding up of Identix, the holders of the common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to the preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK. We have 2,000,000 shares of preferred stock authorized, 234,558 of which are designated as Series A preferred stock. Our board has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to Delaware corporate law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. Our board, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of our common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Identix.

As of November 30, 2001, there were 234,558 shares of Series A preferred stock outstanding. The Series A preferred stock is convertible into shares of our common stock on a one-to-one basis, subject to adjustment for anti- dilution. Currently, the 234,558 shares of Series A preferred stock outstanding are convertible into 235,553 shares of our common stock. Holders of the Series A preferred stock are entitled to one vote per share, on an as converted to common stock basis, on all matters to be voted upon by the stockholders of Identix. The holders of Series A preferred stock are entitled liquidation preference. The Series A preferred stock is redeemable upon a change in control or sale of all or substantially all of the assets of Identix at a redemption price equal to all accrued or declared but unpaid dividends of the Series A preferred stock, plus the greater (as adjusted for any stock dividends, combinations, or splits with respect to such shares) of (x) the then current market price of each such share (i.e. the average closing price of the common stock during the ten trading days immediately prior to the change of control) or
(y) $15.99 per share.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                  LEGAL MATTERS

        Heller Ehrman White & McAuliffe LLP of Menlo Park, California, our counsel, has issued an opinion about the validity of the securities being offered.

                                     EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended June 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee and the Nasdaq listing application fee.

        SEC Registration fee.................................   $14,060
        Nasdaq Listing Application fee.......................    17,500
        Accounting Fees and Expenses.........................    10,000
        Legal Fees and Expenses..............................    20,000
        Miscellaneous........................................       440
                                                                -------
                Total........................................   $62,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant's Certificate of Incorporation provide as follows:

        NINTH.

        No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

        TENTH.

A.      RIGHT TO INDEMNIFICATION

        Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B.      RIGHT OF CLAIMANT TO BRING SUIT

        If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.      NON EXCLUSIVITY OF RIGHTS

        The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D.      EXPENSES AS A WITNESS

        To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E.      INDEMNITY AGREEMENTS

        The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation's Certificate of Incorporation.

F.      EFFECT OF REPEAL OR MODIFICATION

        Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G.      SEPARABILITY

        Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H.      INSURANCE

        The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I.      INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

        The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

ITEM 16. EXHIBITS

(a)     Exhibits
        --------

        4.1    Form of Common Stock Purchase Agreement dated November 30, 2001

        5.1    Opinion of Heller Ehrman White & McAuliffe

        23.1 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5.1)

        23.2   Consent of PricewaterhouseCoopers LLP, Independent Accountants

        24.1   Power of Attorney (see page II-6)

------------------

ITEM 17. UNDERTAKINGS

A.      The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, California on December 3, 2001.

                         IDENTIX INCORPORATED


                         By:   /S/ ROBERT MCCASHIN
                               -------------------------------------------------
                               Robert McCashin
                               Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Robert McCashin and Mark S. Molina his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                           Office                                     Date
         ---------                           ------                                     ----

/s/ Robert McCashin        Chairman of the Board and Chief Executive Officer    December 3, 2001
----------------------     (Principal Executive Officer)
Robert McCashin

/s/ Erik E. Prusch         Chief Financial Officer                              December 3, 2001
----------------------     (Principal Financial and Accounting Officer)
Erik E. Prusch

/s/ James P. Scullion      President, Director                                  December 3, 2001
----------------------
James P. Scullion

/s/ Patrick H. Morton      Director                                             December 3, 2001
----------------------
Patrick H. Morton

/s/ Randall Hawks, Jr.     Director                                             December 3, 2001
----------------------
Randall Hawks, Jr.

/s/ John E. Major          Director                                             December 3, 2001
----------------------
John E. Major

/s/ Paul D. Clark          Director                                             December 3, 2001
----------------------
Paul D. Clark

/s/ Milton E. Cooper       Director                                             December 3, 2001
----------------------
Milton E. Cooper

/s/ Malcolm J. Gudis       Director                                             December 3, 2001
----------------------
Malcolm J. Gudis

                                INDEX TO EXHIBITS

    Exhibit No.                                     Description                                     Page
    -----------                                     -----------                                     ----
        4.1    Form of Common Stock Purchase Agreement dated November 30, 2001

        5.1    Opinion of Heller, Ehrman, White & McAuliffe

        23.1 Consent of Heller, Ehrman, White & McAuliffe (contained in opinion filed as Exhibit 5.1)

        23.2   Consent of PricewaterhouseCoopers LLP, Independent Accountants

        24.1   Power of Attorney (see page II-6)

--------------------------------------------------------------------------------